Exhibit 1.1

Articles of Association of Akzo Nobel N.V. (2005)
(English translation)

ARTICLES OF ASSOCIATION:

NAME

Article 1

The name of the Company is Akzo Nobel NV

REGISTERED OFFICE

Article 2

The registered office of the Company is situated at Arnhem, the Netherlands.

OBJECTS

Article 3

The objects of the Company are to participate directly or indirectly in partnerships, and in companies and other legal entities; to manage and finance such partnerships, companies, and legal entities; and to do all such things as are incidental to the attainment of the above objects, including the holding and administering of patents and other rights of intellectual property.

CAPITAL AND SHARES; DEPOSITARY RECEIPTS

Article 4

4.1.	The authorized capital of the Company is one billion six hundred million nineteen thousand and two hundred euros (EUR 1,600,019,200). It is divided into:
	a.	six hundred million (600,000,000) common shares of two euros (EUR 2) each, referred to in these Articles of Association (Articles) as “common shares”;
	b.	two hundred million (200,000,000) cumulative preferred shares of two euros (EUR 2) each, divided into fifty series numbered 1 through 50 of four million (4,000,000) shares each, referred to in these Articles as “preferred shares”; and
	c.	forty eight (48) priority shares of four hundred euros (EUR 400) each, referred to in these Articles as “priority shares.”
4.2.	Where these Articles refer to shares or shareholders, these terms shall be interpreted as including all classes of shares or the holders thereof, unless the contrary is expressly stipulated or apparent from the context.
4.3.	With the approval of the Supervisory Board, the Board of Management shall have authority to cause the Company to sponsor the issue of depositary receipts for shares (depositary receipts).
4.4.	The holders of depositary receipts issued without the sponsorship of the Company shall not have the rights that the law or these Articles confer on depositary receipt holders.

SHARE ISSUES

Article 5

5.1.	Except as provided in the next sentence and paragraph 6, the Company may only issueauthorized shares by virtue of a resolution of the General Meeting of Shareholders inaccordance with a proposal of the Board of Management requiring the approval of the Supervisory Board. The General Meeting of Shareholders may empower the Board of Management, each time for a defined period of not more than five years, to issue authorized shares up to a maximum number to be stated for each class in the resolution conferring the power. For such an issue, the Board of Management shall require the approval of the Supervisory Board.

5.2.	The validity of a resolution of the General Meeting of Shareholders for such issuance or empowerment shall require the prior or simultaneous approval of every group of holders of shares of the same class whose rights the issue will adversely affect.
5.3.	Except as provided in the second subsection of Section 80 of Book 2 of the Dutch Civil Code, shares newly to be issued shall be fully paid up at the time of issue, and the price of issue shall not be below par. Priority shares shall be issued at par only.
5.4.	With the approval of the Supervisory Board but without the prior approval of the General Meeting of Shareholders, the Board of Management may perform legal acts as referred to in the first and second subsections of Section 94 of Book 2 of the Dutch Civil Code.
5.5.	With due observance of the provisions of Section 96a of Book 2 of the Dutch Civil Code, the General Meeting of Shareholders may authorize the Board of Management, each time for a defined period of not more than five years, to restrict or exclude the preemptive rights of shareholders which the said section allows them, but only regarding the shares issued pursuant to a resolution of the Board of Management.
5.6	The provisions of the above paragraphs of this article shall apply mutatis mutandis to the granting of subscription rights but shall not apply to the issue of shares to a person exercising a previously obtained subscription right.
5.7	If preferred shares will be issued, the Company shall, if necessary, arrange for such provisions or arrangements to the effect that the voting rights on the preferred shares are based on the fair value of the capital contribution on such shares in relation to the price of common shares.

TREASURY SHARES

Article 6

6.1	With due observance of Dutch statutory law, the Company may acquire for a consideration fully paid-up shares in the Company's capital, as well as depositary receipts for such shares. For any such acquisition the Board of Management shall require the authorization of the General Meeting of Shareholders and the approval of the Supervisory Board.
6.2	The Company may not cast a vote in respect of treasury shares or of shares which it holds in usufruct or under a pledge. Nor may pledgees or usufructuaries of shares held by the Company cast a vote in respect of such shares if the pledge or usufruct was created by the Company. No vote may be cast in respect of shares of which the Company holds the depositary receipts.
6.3	In establishing whether a certain portion of the Company's capital is represented or whether a majority represents a certain portion, the par value of those shares in respect of which no vote may be cast shall be deducted.
6.4	In the determination of the allocation of an amount intended for payment of a dividend, treasury shares shall be excluded, unless a pledge or a usufruct attaches to such shares.

COMMON SHARES

Article 7

Common shares shall be bearer shares or registered shares, at the holder's option. They shall be bearer shares unless the shareholder indicates that he desires registered shares.

COMMON BEARER SHARES

Article 8

8.1	Bearer share certificates shall only be provided with a simplified dividend sheet (“CF”-type certificates).
8.2	Dividend sheets shall, on behalf of the holders of the shares to which they relate, be issued to a depositary appointed as set forth in paragraph 3, who shall at all times keep them in his custody.
8.3	The Board of Management shall appoint, as depositaries of dividend sheets, legal entities who by way of trade hold dividend sheets and who entrust the administration of the dividend sheets in their custody to an institution independent of the Company, to be appointed for such purpose by the Board of Management.
8.4	Dividends and other distributions on shares for which share certificates provided with a dividend sheet have been issued shall only be collectible if, at a time that shall be fixed for each case by the Board of Management and that shall be between the time when the dividend is declared and the time of payment, the dividend sheets relating to the share certificates concerned are in the custody of a depositary appointed pursuant to the provisions of paragraph 3.
8.5	The provision of paragraph 4 shall apply mutatis mutandis to the exercise of rights conferred on shareholders with respect to the obtainment of new shares.
8.6	Dividend payments and other distributions on shares, of which the dividend sheets, at the time referred to in paragraph 4, are kept by a depositary as referred to in the said paragraph, shall, in behalf of those jointly entitled to such distributions, be paid to the institution appointed by the Board of Management pursuant to paragraph 3.
8.7	Rights to acquire new shares that are conferred in respect of shares of which the dividend sheets, at the time referred to in paragraph 4, are in the custody of a depositary as referred to in the said paragraph, can only be exercised by means of a claim certificate to bearer, which, in behalf of those jointly entitled, is issued to the institution designated by the Board of Management pursuant to paragraph 3.
8.8	Bearer share certificates shall be available in denominations of as many shares as the Board of Management may direct.
8.9	In special cases the Board of Management may resolve not to apply all or part of the provisions of paragraphs 3 through 8.

COMMON REGISTERED SHARES

Article 9

9.1	Common registered shares shall be available:
	(a)	either in the form of an entry in the share register without any share certificate being issued, shares of this kind being indicated in these Articles as Model I shares; or
	(b)	to the extent that the Board of Management so directs, in the form of an entry in the share register with the issue of a certificate without dividend sheet; shares of this kind being indicated in these Articles as Model II shares.

9.2
Subject to the right of a shareholder to exchange his registered shares of a particular model for shares of a different model, the Board of Management may direct that registration of Model I shares is to be conditional upon such registration being for a number of shares to be determined by the Board of Management.

9.3	Model II share certificates shall be available in denominations of as many shares as the Board of Management may direct.

EXCHANGE OF COMMON SHARES

Article 10

10.1	A holder of a certificate for one or more bearer shares may - subject to the provisions of article 9 - elect to receive, upon surrender to the Company of that certificate and the appurtenant dividend sheet:
	(a)	a registration in the share register for one or more Model I shares in the same aggregate par value; or
	(b)	one or more certificates for Model II shares in the same aggregate par value.
10.2	A holder of a registration in the share register for one or more Model I shares may - subject to the provisions of paragraph 8 of article 8 and of article 9 - elect to receive:
	(a)	one or more certificates for Model II shares in the same aggregate par value; or
	(b)	one or more bearer shares in the same aggregate par value.
10.3	A holder of one or more Model II shares which have been registered in his name, may - subject to the provisions of paragraph 8 of article 8 and of article 9 - elect to receive, upon surrender to the Company of the share certificate:
	(a)	a registration in the share register for one or more Model I shares in the same aggregate par value; or
	(b)	one or more bearer share certificates in the same aggregate par value.
10.4	A holder of one or more certificates for one or more bearer shares or registered shares, may - subject to the provisions of paragraph 8 of article 8 and of article 9 - elect to receive, upon surrender to the Company of these certificates and, in the case of bearer shares, the appurtenant dividend sheet or sheets, one or more bearer shares or registered share certificates of the same model and in the same aggregate par value, each for as many shares as he elects.
10.5	The Board of Management may direct that a request as envisaged in this article be submitted on a form provided free of charge by the Company and duly signed by applicant.

PREFERRED SHARES

Article 11

Preferred shares shall be registered. No certificates shall be issued in respect of preferred shares.

PRIORITY SHARES

Article 12

Priority shares shall be registered. At the request of the holder of priority shares, share certificates shall be issued.

TRANSFER OF PRIORITY SHARES

Article 13

13.1	Priority shares may be transferred only to a transferee designated by a meeting of holders of priority shares and against payment of the par value of the shares concerned, plus interest at the rate of six percent per annum - or the statutory interest in the Netherlands at the beginning of the relevant fiscal year, whichever is lower - for the period between the commencement of the fiscal year then current and the date of transfer.
13.2	The holder of priority shares who has, by registered letter addressed to the Board of Management, requested designation of a transferee in accordance with the first paragraph, shall, however, be free in the transfer of the shares offered if after three months from the date of receipt of such letter no transferee has been designated or no designated transferee has been found willing to purchase such shares.
13.3	The Board of Management shall as soon as possible apprise the Chairman of the Supervisory Board and the holders of priority shares of the content of a letter as referred to in the preceding paragraph. The Chairman of the Supervisory Board shall thereupon cause a meeting of holders of priority shares to be held within one month of the date of receipt of such letter. A transferee shall be designated at such meeting.
13.4	In the event that the title to priority shares passes by reason of the death of a holder thereof or for any other reason, the transferees shall be obliged to offer the shares by registered letter addressed to the Board of Management for transfer to a prospective buyer to be designated by a meeting of holders of priority shares. In that case the provisions of paragraphs 1 through 3 shall apply mutatis mutandis.

SHARE CERTIFICATES

Article 14

14.1	All share certificates shall be marked by numbers and/or letters and shall bear the autograph or facsimile signature or signatures of the appointed agent or agents of the Company. The manner in which this is to be done, and the form and content of the share certificates shall be specified by the Board of Management.
14.2	In these Articles the term share certificate shall include a certificate for multiple shares.

Article 15

15.1	To those who prove to the satisfaction of the Board of Management that one or more share certificates or dividend sheets owned by them have been lost, stolen, destroyed, or defaced, duplicates thereof or new certificates may be issued by the Board of Management.
15.2	Any expenses incidental to any investigation required by the Board of Management as well as to the issue of duplicates or new certificates may be charged to the person requesting such issue.
15.3	The Board of Management may from case to case attach conditions to the issue of duplicates or of new share certificates.
15.4	Duplicates shall bear the word “duplicaat” and the numbers of the originals in replacement of which they are issued.
15.5	Issue of a duplicate or a new share certificate in lieu of the original shall render the original null and void.

SHARE REGISTER

Article 16

16.1
With due observance of the provisions of Dutch statutory law with respect to registered shares, the Company shall keep or cause to be kept a share register which shall be regularly updated. The register may, in whole or in part, consist of several copies and may be kept at more than one address, as the Board of Management may direct. Part of the register may be kept outside the Netherlands in order to comply with foreign legislation or with requirements made by a foreign stock exchange.

16.2
The register shall show, for every shareholder, his name, address, and the other data that the law requires to be kept on record, as well as such other data as the Board of Management, at the request of a shareholder or otherwise, shall direct. The register shall also show what amounts have been paid on preferred shares.

16.3
The Board of Management shall determine form and content of the register, subject to the provisions of paragraphs 1 and 2 of this article. The Board of Management may decide that the register shall be different in form and content according as it relates to Model I or Model II shares.

16.4
At his request, a shareholder shall be issued without charge a written statement specifying the data contained in the register with respect to shares registered in his name, which statement may be signed on behalf of the Company by a special agent to be appointed by the Board of Management for this purpose.

16.5	The provisions of paragraphs 1 through 4 shall apply mutatis mutandis with regard to those who have a usufruct or a pledge in respect of one or more registered shares.

TRANSFER OF REGISTERED SHARES

Article 17

17.1
The transfer of registered shares or the transfer or termination of a usufruct in respect of registered shares, or the creation or relinquishment of a usufruct or a pledge in respect of registered shares, shall be effected with due regard to the provisions of Section 86 (or of Section 86c, as the case may be) of Book 2, of the Dutch Civil Code, but without prejudice to the provisions of the following paragraphs of this article.

17.2
Save as provided in paragraph 3, a registered common share can only be transferred with the Board of Management’s approval. This approval may be made contingent upon such conditions as the Board of Management may consider desirable or necessary. The person requesting transfer may at all times demand that approval be granted, in which case the transfer is to be made to an individual designated by the Board of Management.

17.3	The approval of the Board of Management shall not be required:
	(a)	for the transfer of a Model I share, if a signed deed of transfer in accordance with a form to be made available free of charge by the Company is presented to the Company;
(b)
for the transfer of a Model II share, if the certificate in question is presented to the Company, provided that the instrument printed on the back of the certificate has been completed and signed by or on behalf of the prospective transferors, or a separate instrument drawn up in the same manner is presented together with the certificate.

17.4
If transfer of a Model II share has been effected by service of the deed of transfer upon the Company, the Company shall, at the Board of Management's discretion, either make a record of such transfer on the certificate, or cancel the certificate and issue to the person to whom the transfer was made one or more certificates, registered in his name, in the same aggregate par value.

17.5
Written acknowledgment by the Company of transfer of a Model II share shall, at the Board of Management's discretion, be effected by recording such transfer on the certificate, or by issuing to the person to whom the transfer was made one or more certificates, registered in his name, in the same aggregate par value.

17.6
The provisions of the preceding paragraphs of this article shall apply mutatis mutandis to the allotment of registered shares upon distribution of any form of community property, the transfer of a registered share as a result of execution, and the creation of restricted rights in rem to a registered share.

REQUESTS FOR REPLACEMENT, EXCHANGE, INSPECTION OF THE SHARE REGISTER, AND ACKNOWLEDGMENT OF TRANSFER

Article 18

18.1	Requests referred to in articles 10 and 15 through 17 shall be filed at an address or at one of several addresses to be specified by the Board of Management, without prejudice to the provisions of the listing agreements concluded by the Company.
18.2	The Company shall have the right to demand payment of such charges, not exceeding cost, as shall be fixed by the Board of Management, from persons at whose request actions by virtue of the provisions of article 10 and 15 through 17 are being performed, it being understood that a number of shares to be determined by the Board of Management with the shareholder's approval will be consolidated free of charge into a single certificate, which at the shareholder's request can be split, likewise free of charge, into certificates for single shares or into certificates representing as many bearer shares as the Board of Management, with the shareholder's approval, may direct.

COMMUNITY PROPERTY

Article 19

19.1
In the event that a share, a depositary receipt issued with the Company's sponsorship, a pledge, or a usufruct is part of a community property, the Company shall be entitled to demand that the joint owners may only exercise the associated rights through one person to be jointly appointed by them in writing. The community referred to in the preceding sentence is not intended to include the collective deposit within the meaning of the Dutch Securities Giro Act.

19.2
To the extent that the holdership of a share is vested in more than one person, the terms "shareholder" and "holder," as used in these Articles, shall be construed as terms "shareholder" and "holder," as used in these Articles, shall be construed as terms "shareholder" and "holder," as used in these Articles, shall be construed as denoting the joint holders of such a share, without prejudice to the provisions of paragraph 1 of this article. Where these Articles use the term "person," it shall be interpreted as including a legal entity.

CAPITAL REDUCTION

Article 20

20.1
Solely on the proposal of the Board of Management duly approved by the Supervisory Board, and with due observance of the provisions of Section 99 of Book 2 of the Dutch Civil Code, the General Meeting of Shareholders may resolve to reduce the issued capital by canceling shares or by reducing the par value of shares by means of amendment of the Articles of Association.

20.2	A resolution to cancel shares may exclusively relate to all preferred shares, or to all preferred shares belonging to a particular series.
20.3	Partial repayment on shares shall be made for all shares, or exclusively for common shares, or exclusively for preferred shares in general or preferred shares of a particular series.
20.4
In the event of cancellation with repayment of preferred shares, two additional distributions shall be made on the day of repayment for every preferred share that is canceled, over and above repayment of par value, which shall be debited to the distributable portion of shareholders' equity:

(a) an amount equaling the difference between the par value of the preferred share and the amount paid thereon; and
(b)
an amount to be computed as much as possible in conformity with the provisions of paragraphs 1 through 4 of article 43, and specifically to be computed for the time elapsed since the last distribution as referred to in paragraphs 1 through 4 of article 43 was made, or - if the preferred shares were issued after that day - since the day of issue to the day of repayment;

all this without prejudice to the provisions of subsection 4 of Section 105 of Book 2 of the Dutch Civil Code. In connection with these distributions, the Board of Management shall draw up an interim statement of assets and liabilities, as referred to in subsection 4 of Section 105 of Book 2 of the Dutch Civil Code.

MANAGEMENT; REPRESENTATION; SUPERVISION

Article 21

21.1	The management of the Company shall be entrusted to the Board of Management.
21.2	The Board of Management may grant the title of director, or any other title, to individuals employed by the Company.
21.3	The Board op Management may appoint corporate agents. The scope of their powers of attorney shall be determined by the Board of Management upon their appointment.

Article 22

22.1	Without prejudice to the other provisions of these Articles, the Board of Management shall require the approval of the Supervisory Board to:
	(a)	participate in legal entities, partnerships and other companies, and sell or otherwise dispose of shares or assets thereof;
	(b)	purchase equipment and machinery;
	(c)	acquire, alienate, or encumber real estate;
	(d)	conclude new credit agreements and contract other loans, all for a term of more than one year, excepting withdrawals or payments under outstanding credit agreements;
	(e)	provide security or guarantees; if the value of such transaction exceeds an amount of fifty million euros (EUR 50,000,000).

22.2
The approval for the conclusion of new credit and loan agreements referred to in paragraph 1d of this article shall not be required if the credits and loans are contracted under and within the scope of a financing plan approved by the Supervisory Board.

22.3
The approvals referred to in paragraph 1a, 1b, 1c, and 1e of this article shall be granted either in respect of a specified transaction or in respect of a group of transactions to be specified at the time such approval is granted.

22.4
Resolutions of the Board of Management with regard to an important change in the identity or character of the Company or the enterprise shall be subject to the approval of the General Meeting of Shareholders; these include in any event:

	a.	transfer of the enterprise or almost the entire enterprise to a third party;
	b.	entry into or termination of any long-term cooperation of the Company or a subsidiary of the Company with another legal entity or company or as fully liable partner in a limited or general partnership, if such cooperation or termination thereof is of considerable significance to the Company;
	c.	acquisition or disposal by the Company or a subsidiary of a participating interest in the capital of a company with a value of at least one third of the amount of assets, as shown on the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, as shown on the consolidated balance sheet with explanatory notes according to the most recently adopted annual financial statements of the Company.
22.5
When a member of the Board of Management has a conflict of interest with respect to a matter to be resolved on by the Board of Management, he shall not be entitled to vote on that matter. This principle may be elaborated on in the regulations of the Board of Management as referred to in paragraph 5 of article 35.

Article 23

23.1
The Company shall be validly represented by the Board of Management, by two members of the Board of Management acting together, as well as by one member of the Board of Management acting together with a corporate agent whose power of attorney is not limited in the relevant respect.

23.2	The Company may also be validly represented by one corporate agent or by two corporate agents acting together, with due observance of the limits of their powers of attorney.
23.3
In the event that the interests of a member of the Board of Management conflict with those of the Company, he shall be as competent to represent the Company as the other members of the Board of Management, unless the conflict concerns legal proceedings in or out of court or a transaction between the Company and that member or his spouse, stepchild, blood relation, or relation by marriage up to the third degree, in which case the Chairman of the Supervisory Board or another member of the Supervisory Board appointed by that Board shall be competent to represent the Company in the relevant legal proceedings or transaction.

SUPERVISORY BOARD

Article 24

24.1	Without prejudice to any provisions elsewhere in these Articles, it is the duty of the Supervisory Board to exercise supervision over the policies adopted by the Board of Management and over the general conduct of the business of the Company and of its associated enterprise. The Supervisory Board shall provide the Board of Management with advice. In the performance of their duty the Supervisory Board members shall be guided by the interests of the Company and its associated enterprise.
24.2	Every member of the Supervisory Board shall have access to the premises and grounds of the Company.
24.3	The Supervisory Board shall be entitled to inspect the books and records of the Company.
24.4	The Board of Management shall in good time furnish the Supervisory Board with the information necessary for the performance of its duties.
24.5	The Supervisory Board may cause one or more of its powers or activities to be exercised wholly or partly by one or more of its members whom it has duly designated therefore.
A resolution to that effect shall require the approval of all members of the Supervisory Board. The Supervisory Board may enlist the aid of experts at the Company's expense.
24.6	The members of the Board of Management will attend the meetings of the Supervisory Board, unless the Supervisory Board resolves otherwise.

Article 25

25.1	The number of members of the Supervisory Board shall be fixed by the General Meeting of Shareholders on the proposal of the Supervisory Board.
25.2	The members of the Supervisory Board shall be appointed to and removed from office by the General Meeting of Shareholders.
25.3
Appointment shall be made from a binding list of at least two nominees for each vacancy to be filled, such list to be drawn up by the meeting of holders of priority shares within three months of the date that the Board of Management shall by registered letter have invited the holders of priority shares to do so. If the binding list of nominees has not been drawn up in time, the General Meeting of Shareholders shall be free to nominate and appoint candidates of its own choice. Nominees for any one vacancy may not at the same meeting be nominated to fill any other vacancy.

25.4
As soon as possible upon the occurrence of a vacancy, the Board of Management shall send out the letter as referred to in the first sentence of paragraph 3 to the holders of priority shares. The right of the holders of priority shares to draw up a binding list of nominees as referred to in the preceding paragraph shall not be affected in the event that the letter of the Board of Management remains forthcoming.

25.5	In the event the meeting of holders of priority shares has not drawn up a binding list as referred to in paragraph 3, the Supervisory Board may make a nonbinding nomination consisting of one person.
25.6	A nomination shall be included as an item in the notice of the general meeting at which the appointment shall be considered, including a statement as to who has made the nomination.
25.7
In the event the meeting of holders of priority shares has not drawn up a binding list as referred to in paragraph 3, a resolution to appoint a member of the Supervisory Board, not nominated by the Supervisory Board, shall be adopted by at least two-thirds majority of the votes cast, if such majority represents more than half the issued share capital.

25.8	If the General Meeting of Shareholders has not appointed a person on the basis of a nomination referred to in paragraph 5 and no other person has been appointed with due observance of these Articles, a second General Meeting of Shareholders shall be convened within three months after the date of the original General Meeting of Shareholders. The provisions of paragraphs 3 up to and including 7 of this article shall apply in respect of this second General Meeting of Shareholders.
25.9	The General Meeting of Shareholders can only adopt a resolution to remove a member of the Supervisory Board from office by a two-thirds majority of the votes cast, in the event that less than half of the issued capital is represented, unless the Supervisory Board itself proposes the removal.
25.10	Nominations for persons to fill a vacancy made by shareholders must comply with the provisions of article 46, paragraph 4 of these Articles.
25.11	A second General Meeting of Shareholders as referred to in Section 120, subsection 3 of Book 2 of the Dutch Civil Code may not be convened.

Article 26

26.1	Unless the General Meeting of Shareholders resolves otherwise at the proposal of the Supervisory Board:
a.
a member of the Supervisory Board shall be appointed for a term that shall lapse in the fourth year after the year of his appointment, on the last day of the month in which the annual General Meeting is held; and

b.
a person may serve on the Supervisory Board for a maximum of twelve years, provided however that exceeding this term pursuant to a resignation at the annual General Meeting of Shareholders in the final year of his term is allowed.

26.2	A member of the Supervisory Board may be reappointed with due observance of paragraph 1.
26.3	The Company shall have a rotation schedule established by the Supervisory Board.

Article 27

The powers of the Supervisory Board shall not be affected if the number of its members falls below the number fixed pursuant to paragraph 1 of article 25.

Article 28

28.1
The General Meeting of Shareholders shall determine the remuneration of the members of the Supervisory Board, which shall consist of a fixed amount per annum and which may include a variable remuneration.

28.2
The Supervisory Board may vote a remuneration to one or more of its members who, under paragraph 5 of article 24 or paragraph 7 of article 29, have been designated to exercise wholly or partly one or more of the powers or activities of the Supervisory Board, for the work performed by them in such office.

Article 29

29.1
The Supervisory Board shall appoint from among its members a Chairman and one or more Deputy Chairmen. It shall also appoint one or more Secretaries, who may, but need not be, members of the Supervisory Board. If the Chairman is prevented or unavailable, his tasks shall be performed and his powers exercised by the Deputy Chairman. If two or more Deputy Chairmen have been appointed, the Supervisory Board shall determine the order in which they shall replace the Chairman.

29.2
The Chairman shall fix the time and the venue of meetings of the Supervisory Board. If the Chairman and Deputy Chairman or Chairmen are prevented or unavailable, every member of the Supervisory Board shall be authorized to do so.

29.3
These meetings shall be held at least once every six months. A meeting of the Supervisory Board shall also be held within three weeks of the date on which the Chairman of the Supervisory Board is requested in writing to convene such a meeting by two members of the Supervisory Board, or by the Chairman or two members of the Board of Management.

29.4
Meetings of the Supervisory Board may validly adopt resolutions only if the majority of the Board’s members either attend in person or are represented by fellow-members duly authorized therefore and the proof of such proxy can be produced to the satisfaction of the Chairman of any such meeting.

29.5
The Supervisory Board may validly adopt resolutions without holding a meeting. Such resolutions shall be deemed validly adopted if a proposal has been submitted to all members of the Supervisory Board in writing or in some other legible and reproducible form, and the majority of such members have, in writing or in some other legible and reproducible form, declared themselves in favor of such proposal, within a period fixed by the Chairman, on the proviso that no member has opposed this method of decision-making within that period.

29.6
At least once a year, the Board of Management shall inform the Supervisory Board in writing of the principles of the strategic policy, the general and financial risks, and the management and control system of the Company.

29.7
The Supervisory Board shall appoint from among its members an Audit Committee, a Nomination Committee, and a Remuneration Committee. The Supervisory Board may also appoint from among its members other committees. With due observance of the provisions of paragraph 5 of article 24, the Supervisory Board may delegate its powers or activities to the committees referred to in this paragraph.

Article 30

30.1	Resolutions of the Supervisory Board shall be adopted by absolute majority of the votes cast; blank votes and, in case of a vote as referred to in paragraph 5 of article 29, votes cast after the time fixed by the Chairman for that purpose, shall be regarded as not having been cast. In oral voting, abstention shall be considered equivalent to a blank vote.
30.2	If more than two members of the Supervisory Board are in office, the Chairman or his Deputy shall cast the deciding vote in the event of a tie.
30.3	When a member of the Supervisory Board has a conflict of interest with respect to a matter to be resolved on by the Supervisory Board, he shall not be entitled to vote on that matter. This principle may be elaborated on in the regulations of the Supervisory Board as referred to in paragraph 3 of article 31.

Article 31

31.1
A Secretary shall keep minutes of the meetings of the Supervisory Board. After approval by the Supervisory Board such minutes shall be signed by the Chairman and the Secretary of the meeting at which such minutes were so approved.

31.2	Resolutions adopted by the Supervisory Board other than at a meeting shall be placed on record by a Secretary.
31.3
The division of duties within the Supervisory Board and the procedure of the Supervisory Board shall be laid down in a set of regulations, including among other things, a paragraph dealing with its relations with the Board of Management and the General Meeting of Shareholders.

31.4	Approval by the Supervisory Board of decisions of the Board of Management shall be evidenced by:
	(a)	an extract from the minutes of a meeting of the Supervisory Board or a copy of a document setting forth a resolution as referred to in paragraph 5 of article 29, provided that such extract or copy bear the signature of a Secretary to the Supervisory Board; or by
	(b)	a written statement signed by the Chairman or a Deputy Chairman of the Supervisory Board.

BOARD OF MANAGEMENT

Article 32

32.1	The number of members of the Board of Management shall be fixed by the General Meeting of Shareholders on the proposal of the Supervisory Board.
32.2
A member of the Board of Management shall be appointed for a maximum period of four years, provided however that unless such member of the Board of Management has resigned at an earlier date, his term of office shall lapse on the day, in the fourth year after the year of his appointment, on the last day of the month in which the annual General Meeting is held. A member may be reappointed with due observance of the preceding sentence. By resolution of the General Meeting of Shareholders, the maximum period of four years may be deviated from. The Supervisory Board may draw up a retirement schedule for the members of the Board of Management who are appointed for a maximum period.

32.3	The members of the Board of Management shall be appointed to and removed from office by the General Meeting of Shareholders.
32.4
Appointment shall be made from a binding list of at least two nominees for each vacancy to be filled, such list to be drawn up by the meeting of holders of priority shares within three months of the date that the Board of Management shall by registered letter have invited the holders of priority shares to do so. If the binding list of nominees has not been drawn up in time, the General Meeting of Shareholders shall be free to nominate and appoint candidates of its own choice. Nominees for any one vacancy may not at the same meeting be nominated to fill any other vacancy.

32.5
As soon as possible upon the occurrence of a vacancy, the Board of Management shall send out the letter as referred to in the first sentence of paragraph 4 to the holders of priority shares. The right of the holders of priority shares to draw up a binding list of nominees as referred to in the preceding paragraph shall not be affected in the event that the letter of the Board of Management remains forthcoming.

32.6	In the event the meeting of holders of priority shares has not drawn up a binding list as referred to in paragraph 4, the Supervisory Board may make a nonbinding nomination consisting of one person.
32.7	A nomination shall be included as an item in the notice of the general meeting at which the appointment shall be considered, including a statement as to who has made the nomination.
32.8
In the event the meeting of holders of priority shares has not drawn up a binding list as referred to in paragraph 4, a resolution to appoint a member of the Board of Management, not nominated by the Supervisory Board, shall be adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half the issued share capital.

32.9	If the General Meeting of Shareholders has not appointed a person on the basis of a nomination referred to in paragraph 6 and no other person has been appointed with due observance of these Articles, a second General Meeting of Shareholders shall be convened within three months after the date of the original General Meeting of Shareholders. The provisions of paragraphs 4 up to and including 8 of this article shall apply in respect of this second General Meeting of Shareholders.
32.10	The General Meeting of Shareholders can only adopt a resolution to remove a member of the Board of Management from office by a two-thirds majority of the votes cast, in the event that less than half the issued capital is represented, unless the Supervisory Board itself proposes the removal.
32.11	Nominations for persons to fill a vacancy made by shareholders must comply with the provisions of article 46, paragraph 4 of these Articles.
32.12	A second General Meeting of Shareholders as referred to in Section 120, subsection 3 of Book 2 of the Dutch Civil Code may not be convened.

Article 33

The powers of the Board of Management shall not be affected if the number of its members falls below the number fixed in accordance with paragraph 1 of article 32.

REMUNERATION

Article 34

34.1	The Company has a policy regarding the remuneration of the Board of Management. The policy will be adopted by the General Meeting of Shareholders upon a proposal of the Supervisory Board.
34.2	The remuneration of members of the Board of Management shall, with due observance of the policy as referred to in the preceding paragraph, be determined by the Supervisory Board. A proposal regarding the arrangements for the remuneration of members of the Board of Management in the form of shares or rights to acquire shares shall need the approval of the General Meeting of Shareholders. This proposal includes at least how many shares or rights to acquire shares may be awarded to the Board of Management and which criteria apply to an award or a modification.

Article 35

35.1
With the approval of the Supervisory Board, the Board of Management shall divide its tasks among its members. The Supervisory Board shall appoint one of the members of the Board of Management Chairman of that Board and may further appoint one or more Deputy Chairmen from among the members of that Board.

35.2	The Board of Management shall appoint one or more Secretaries, who may but need not be members of the Board of Management.
35.3
Resolutions of the Board of Management shall be adopted by an absolute majority of the votes cast. Blank votes shall be regarded as not having been cast. In oral voting, abstention shall be considered equivalent to a blank vote.

35.4	If more than two members of the Board of Management are in office, the Chairman or his Deputy shall cast the deciding vote in the event of a tie.
35.5
The Board of Management shall draw up a set of regulations, including provisions in respect of, amongst other things, a conflict of interest between the Company and a member of the Board of Management.

35.6	Adoption and amendment of the regulations by the Board of Management shall be subject to the prior approval of the Supervisory Board.
35.7
The Board of Management may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by fax or by way of another form of communication that is generally accepted as use for recording in writing, and all members of the Board of Management have expressed themselves in favor of the proposal concerned.

35.8	The Board of Management may cause one or more of its powers or activities to be exercised wholly or partly by one or more of its members whom it has duly designated therefore.

Article 36

36.1
If one or more members of the Board of Management are prevented or unavailable, the other members shall be temporarily responsible for the entire conduct of the business; the Supervisory Board may, however, provide for temporary replacements or elect to delegate responsibility for the conduct of the business to one or more of its members.

36.2
If all the members of the Board of Management are prevented or unavailable, the Supervisory Board shall be responsible for the conduct of the business; in that event the Supervisory Board may also provide for temporary replacements or elect to delegate such responsibility for the conduct of the business to one or more of its members.

Article 37

37.1
A member of the Board of Management may be suspended from office by the Supervisory Board and the General Meeting of Shareholders. A member of the Supervisory Board may be suspended from office by the General Meeting of Shareholders. A resolution of the General Meeting of Shareholders to suspend a member of the Board of Management or of the Supervisory Board may only be adopted by a majority of at least two-thirds of the votes cast. Section 120, subsection 3 of Book 2 of the Dutch Civil Code shall not be applicable.

37.2
A member of the Board of Management who has been suspended from office shall be entitled to present his case to a General Meeting of Shareholders to be held within three months of the date of such suspension from office.

37.3	A suspension from office shall cease to be effective if not followed within three months by removal from office.

INDEMNIFICATION OF MEMBERS OF THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD

Article 38

Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board of Management and Supervisory Board:

(i)
the reasonable costs of conducting a defense against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(ii)	any damages or fines payable by them as a result of an act or failure to act as referred to under (i);
(iii)
the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Management or Supervisory Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willfull (“opzettelijk”), intentionally reckless (“bewust roekeloos”), or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The Company may take out liability insurance for the benefit of the persons concerned. The Supervisory Board may give further implementation to the above with respect to members of the Board of Management. The Board of Management may give further implementation to the above with respect to members of the Supervisory Board.

FISCAL YEAR AND ANNUAL FINANCIAL STATEMENTS

Article 39

The Company's fiscal year shall be the calendar year.

Article 40

40.1
Without prejudice to the provisions of the second paragraph, the Board of Management shall, not later than the fifteenth day of May of each year, submit to the Supervisory Board for its consideration a balance sheet at December 31 of the past fiscal year and a statement of income for such fiscal year together with explanatory notes to these statements, to be collectively designated hereafter as the annual financial statements. The annual financial statements shall be accompanied by a report of the Board of Management.

40.2
If an extension of the period for the preparation of the annual financial statements and the production of the annual report of the Board of Management was granted by the General Meeting of Shareholders, the Board of Management shall as soon as possible after the date referred to in the preceding paragraph submit the annual financial statements and the annual report to the Supervisory Board for its consideration.

40.3
The Supervisory Board shall examine the annual financial statements and shall take note of the report of the Board of Management and the report and the opinion of the Certified Accountant designated pursuant to the provisions of paragraph 4 of this article. The Supervisory Board shall thereafter make a recommendation on the annual financial statements.

40.4
The General Meeting of Shareholders shall appoint a certified accountant or a body of certified accountants (the "Certified Accountant") to audit the annual financial statements and to issue a report and opinion thereon. The Certified Accountant shall submit such report and opinion to the Supervisory Board and the Board of Management.

40.5
In the General Meeting of Shareholders, the Certified Accountant may, in relation to his statement on the fairness of the annual financial statements, be questioned by persons entitled to attend shareholders' meetings. The Certified Accountant shall therefore be invited to attend the General Meeting of Shareholders and be entitled to address this meeting.

Article 41

41.1
From the day on which notice of the General Meeting of Shareholders intended for the consideration of the annual financial statements and the annual report is given until the conclusion of such meeting, copies of the annual financial statements, the report of the Board of Management, the accountant's opinion, and the recommendation of the Supervisory Board shall be available at the Company's office for inspection by shareholders and other persons entitled to attend meetings, as specified in paragraph 1 of article 45.

41.2
The copy of the annual financial statements so available for inspection shall to the extent that this is possible be signed by all members of the Board of Management and all members of the Supervisory Board.

41.3	If the signature of one or more members of the Board of Management or of the Supervisory Board is missing from the statements, the reason therefore shall be noted on the statements.

INTERIM DIVIDEND

Article 42

42.1
With the approval of the Supervisory Board, with due observance of subsection 4 of Section 105 of Book 2 of the Dutch Civil Code, and without prejudice to the provisions of paragraph 6 of article 43, the Board of Management may declare an interim dividend to be debited to the profit for the current fiscal year, the additional paid-in capital, or any other reserve not being statutory reserves.

42.2	An interim dividend of this kind may be paid wholly or partly in shares and may be restricted to one class of shares or one or more series of a particular class of shares.

PROFIT ALLOCATION; DISTRIBUTIONS

Article 43

43.1
From the profits as shown by the approved statement of income a dividend shall first of all be paid, if possible, on the preferred shares of each series, such dividend equaling a percentage of the par value plus such excess over par value as was paid at the time of the first issue of said preferred shares, which percentage is to be related to the average effective yield of euro-denominated Dutch government loans with a (remaining) life of nine to ten years, calculated and determined as set forth hereafter.

43.2
The dividend percentage for preferred shares shall be calculated by taking the arithmetic mean of the effective daily yields of the government loans, as referred to in paragraph 1 of the present article, as computed by the Central Bureau of Statistics and published by Euronext Amsterdam N.V. (the Amsterdam stock exchange) in its Official List, for the last twenty trading days preceding the day on which preferred shares of the series concerned were first issued, or on which the dividend percentage was adjusted, possibly reduced or increased, depending on the market conditions then prevailing, by not more than two percent, as the Board of Management may decide with the approval of the Supervisory Board, which reduction or increase may differ for each individual series.

43.3
For the first time on January 1 of the calendar year beginning at least ten years from the day when preferred shares of a given series were first issued, and every ten years thereafter, the dividend percentage of all preferred shares of that series shall be adjusted to the average effective yield of the government loans then applicable, calculated and determined as set forth in paragraph 2.

43.4
If and to the extent that the profit is insufficient to make the distribution referred to in paragraph 1 of this article in full, the shortfall will be paid as a charge to reserves, to the extent permitted by law. If and to the extent that the shortfall cannot be paid from reserves either, the provisions of paragraphs 1, 6, and 7 of this article shall not take effect in the subsequent fiscal years until after the deficiency has been made good. In the application of the provisions of this paragraph, the holders of the various series of preferred shares shall all be accorded the same treatment in proportion to the amount paid on those shares per series.

43.5
If preferred shares of a given series are issued during a fiscal year, the dividend on that series of preferred shares shall be reduced in proportion to the number of days of that year elapsed until the first day of issue.

43.6
The Board of Management shall be authorized to determine, with the approval of the Supervisory Board, what share of profit remaining after application of the provisions of the foregoing paragraphs shall be carried to reserves. The remaining profit shall be placed at the disposal of the General Meeting of Shareholders, with due observance of the provisions of paragraph 7, it being provided that no further dividends shall be paid on the preferred shares.

43.7	From the remaining profit, the following distributions shall, to the extent possible, be made as follows:
	(a)	to the holders of priority shares: six percent per share or the statutory interest referred to in paragraph 1 of article 13, whichever is lower, plus any accrued and unpaid dividends;
(b)
to the holders of common shares: a dividend of such an amount per share as the remaining profit, less the aforesaid dividends and less such amounts as the General Meeting of Shareholders may decide to carry to reserves, shall permit.

43.8
Without prejudice to the provisions of paragraph 4 of this article and of paragraph 4 of article 20, the holders of common shares shall, to the exclusion of everyone else, be entitled to distributions made from reserves accrued by virtue of the provision of paragraph 7b of this article.

43.9
Without prejudice to the provisions of article 42 and paragraph 8 of this article, the General Meeting of Shareholders may decide on the utilization of reserves only on the proposal of the Board of Management approved by the Supervisory Board.

Article 44

44.1
Distributions by virtue of paragraph 4 of article 20, article 42, or article 43 shall be payable from a date to be set by the Board of Management. The date on which a distribution is first payable on shares for which bearer certificates are in circulation or on Model I shares may be different from the date applicable to Model II shares for which certificates are in circulation.

44.2
Distributions by virtue of paragraph 4 of article 20, article 42, or article 43 shall be payable at the address or addresses in the Netherlands (including at least one in Amsterdam) to be determined by the Board of Management, and at one or more addresses in every country where the shares in question are officially listed at the Company's request.

44.3	With regard to cash distributions on Model I shares, the Board of Management shall be competent to determine the manner of payment.
44.4
Cash distributions by virtue of article 42, or article 43, relating to Model II shares for which certificates are in circulation shall be paid, if and to the extent that these distributions are payable outside the Netherlands, in the currency of the country concerned, translated at the rate of exchange quoted at the Amsterdam stock exchange at the end of the day preceding the day on which the distribution is resolved upon. If and to the extent that, on the first day on which the distribution is payable, the Company should be unable, due to government measures or other exceptional circumstances beyond its control, to pay at the appointed place outside the Netherlands or in the foreign currency concerned, the Board of Management shall be entitled in its stead to appoint one or more places in the Netherlands. In that case the provisions of the first sentence of this paragraph shall no longer apply.

44.5
A distribution by virtue of paragraph 4 of article 20, article 42, or article 43 on registered shares shall be made to the person in whose name the share is registered, at the date set by the Board of Management for each distribution for either model of shares.

44.6
Notices of distributions and of the dates and places referred to in the above paragraphs of this article shall be published in the Netherlands in at least one national daily newspaper and in the Official List of Euronext Amsterdam N.V. (the Amsterdam stock exchange), and outside the Netherlands in at least one daily newspaper in each of the countries where the shares are officially listed at the Company’s request, and additionally in such a manner as the Board of Management shall deem desirable.

44.7
Cash dividends by virtue of paragraph 4 of article 20, article 42, or article 43 that have not been collected within five years of the commencement of the second day on which they became due and payable shall revert to the Company.

44.8
In the event that a distribution is in the form of bearer shares in the Company, the shares not claimed within a period to be determined by the Board of Management shall be sold at the expense of the entitled parties that failed to claim the shares. The net proceeds of such a sale shall thereafter remain at the entitled parties' disposal, in proportion to each individual's right, it being provided that the right to the proceeds shall lapse to the extent that the proceeds have not been claimed within five years of the commencement of the second day on which the distribution became due and payable.

44.9
In the event of a distribution in the form of registered shares in the Company, such shares shall be recorded in the register. Holders of Model II shares shall be provided with a Model II share certificate in the aggregate par value of the newly registered shares.

44.10	The Board of Management may for reasons which it considers valid and under such terms and conditions as it deems necessary deviate from the provisions of this article.
44.11	The provisions of this article shall apply mutatis mutandis to such distributions as are not made by virtue of paragraph 4 of article 20, article 42, or article 43.

PERSONS ENTITLED TO ATTEND SHAREHOLDERS’ MEETINGS; EXERCISE OF RIGHTS OF SHAREHOLDERS AND OTHER PERSONS ENTITLED TO ATTEND SHAREHOLDERS’ MEETINGS

Article 45

45.1	These Articles use "persons entitled to attend shareholders' meetings" to mean:
	(a)	the Company's shareholders;
	(b)	holders of depositary receipts for shares issued with the Company's sponsorship; and
(c)
pledgees or usufructuaries of shares in the Company's capital, excepting pledgees or usufructuaries of shares whereof the voting rights are vested in the shareholder and whereof the rights that the law confers on holders of depositary receipts for shares issued with the Company's sponsorship were withheld when the pledge or usufruct was created or transferred.

45.2	These Articles use "persons entitled to attend shareholders meetings and to vote thereat" to mean:
	(a)	Company shareholders having the right to vote;
	(b)	usufructuaries or pledgees having the right to vote for the shares to which the usufruct or pledge relates.
45.3
With due observance of the mandatory rules of law and of the provisions of these Articles, the Board of Management may issue further instructions concerning the manner in which shareholders and other persons entitled to attend shareholders' meetings may exercise their rights.

GENERAL MEETING OF SHAREHOLDERS

Article 46

46.1	At the Board of Management’s option, General Meetings of Shareholders shall be held at Arnhem, Amsterdam, Rotterdam, The Hague, Utrecht, Hoofddorp, Amstelveen, Noordwijk, or Apeldoorn.
46.2
Notice of such meetings shall be given by the Board of Management or by the Supervisory Board through advertisements inserted in one or more national daily newspapers and in the Official List of Euronext Amsterdam N.V. (the Amsterdam stock exchange).

46.3	The period intervening between the date on which notice of a meeting is given and the date fixed for such meeting, not counting either of these dates, shall be at least twenty-one days.

46.4
One or more persons entitled to attend shareholders’ meetings and vote thereat who alone or jointly represent at least one-hundredth part of the total issued capital or, according to the Official List of Euronext Amsterdam N.V., representing a value of at least fifty million euro (EUR 50,000,000), may submit proposals for consideration at the General Meeting of Shareholders, provided that such proposals be submitted in writing to the Company’s office at least sixty days in advance of the meeting. However, the Board of Management reserves the right not to place proposals from persons mentioned above in this paragraph on the agenda if it judges them to be evidently not in the interest of the Company.

Article 47

47.1
Without prejudice to the other provisions of this article, the members of the Supervisory Board and the Board of Management and the persons entitled to attend shareholders’ meetings shall have the right to attend the General Meeting of Shareholders.

47.2
Every person entitled to attend shareholders' meetings and vote thereat shall have the right to attend the General Meeting of Shareholders, either in person or by proxy duly authorized in writing, to address the meeting, and to vote thereat:

(a)
provided that he has declared his intention to do so not later than on the day named in the convening notice, which day cannot be earlier than seven and not later than five clear days before the day of the meeting (not counting either the day that he declared his intention or the day of the meeting), at the venue specified in that notice; and

(b)
in the case of a holder of bearer shares, a usufructuary with the right to vote, or a pledgee with the right to vote, provided that he has deposited the document evidencing his right not later than on the day named in the convening notice, which day cannot be earlier than seven and not later than five clear days before the day of the meeting (not counting the day that the share certificates were deposited or the day of the meeting), at the venue specified in that notice, against a receipt.

This receipt shall also serve as ticket of admission to the meeting.
47.3
Every person entitled to attend shareholders' meetings shall have the right to attend the General Meeting of Shareholders, either in person or by proxy duly authorized in writing, and to address the meeting. The provisions of paragraph 2 of this article shall apply mutatis mutandis.

47.4
The Board of Management may decide that those persons shall be considered as entitled to attend meetings or attend meetings and vote thereat that, at a record date then to be set, have these rights and had their names recorded in a register designated by the Board of Management for that purpose, regardless of who would have been entitled, at the time of the General Meeting of Shareholders, to attend the meeting, or attend the meeting and vote thereat, if a record date as contemplated in this paragraph had not been set. The convening notice for the meeting shall both state the record date and the manner in which the persons entitled to attend the meeting, or attend the meeting and vote thereat, may have their names registered and exercise their rights. These provisions shall apply notwithstanding the provisions of the second and third paragraphs of this article.

47.5
The person entitled to attend shareholders’ meetings who wishes to be represented at the General Meeting of Shareholders by a proxy duly authorized in writing shall present the proxy statement, or cause it to be presented, at the place specified in the convening notice not later than on the date named therein.

47.6
Any disputes on the question whether a person entitled to attend shareholders’ meetings or a proxy has furnished sufficient proof of his identity to be allowed to attend the General Meeting of Shareholders and exercise the right to vote, and on all other issues connected with the correct procedure at the meeting, shall be decided by the chairman of that meeting.

47.7	The chairman shall decide on admission to the meeting of persons other than those entitled under this article.
47.8
For the purposes of this article, the Company shall have the right to go by the account of the keepers of registers as referred to in this article or in the convening notice or notices, and by the account of agencies or banks involved in ascertaining who is entitled to attend the meeting or attend the meeting and vote thereat.

Article 48

48.1	General Meetings of Shareholders shall be presided over by the Chairman of the Supervisory Board or, in his absence, by one of the Deputy Chairmen or, if all Deputy Chairmen are absent, by one of the other members of the Supervisory Board.
48.2	If no member of the Supervisory Board is present, the meeting shall choose a chairman.

Article 49

49.1	Minutes of the business transacted at the General Meeting of Shareholders shall be kept by a Secretary of the Supervisory Board or, if no Secretary is present, by the person appointed for that purpose by the chairman of the meeting.
49.2	Such minutes shall be submitted for adoption to the chairman and secretary of the meeting concerned. The signatures of these two persons shall be evidence of such adoption. Should the chairman and/or the secretary of the meeting be unavailable, each person so absent shall be replaced by a substitute appointed by the chairman of the Supervisory Board from among the persons who attended the meeting concerned.
49.3	The provisions of the preceding paragraphs shall not apply if and to the extent that the business transacted at the meeting is recorded by a notary.
49.4	A certificate signed by the chairman and the secretary of the meeting concerned, confirming that the General Meeting of Shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

Article 50

50.1	All resolutions of the General Meeting of Shareholders must be taken by an absolute majority of the votes cast, unless the law or these Articles stipulate a larger majority.
50.2	Blank votes and invalid votes shall be regarded as not having been cast.

50.3	If, in voting on elections, no person polls an absolute majority upon the first ballot, a second free ballot shall be taken; if once again no person polls an absolute majority, a final ballot shall be taken between the two persons who polled the largest number of votes upon the second ballot, and he shall be elected who polls the most votes. If the votes tie, the chairman shall decide. If in the above second ballot more than two persons poll the largest number of votes, the chairman shall decide which two persons shall enter the final ballot.
50.4	In deviation from paragraph 3, second sentence, the rule in the case of a vacancy for which a binding shortlist has been drawn up shall be that, in the event of a tie, the person placed first on the list shall be deemed to have polled most votes.
50.5	In a vote other than on persons, the chairman of the meeting shall decide in the event of a tie.

Article 51

Without prejudice to the provisions of paragraph 7 of article 5 and of paragraph 2 of article 6, each common share and each preferred share shall entitle its holder to one vote and each priority share to two hundred votes.

Article 52

The chairman shall decide on the manner of voting, including the possibility of voting by acclamation. If one or more persons entitled to attend the meeting and vote thereat wish to abstain from voting or vote against the proposal before the meeting and all other persons entitled to attend the meeting and vote thereat pass the proposal by acclamation, a note shall be made, if desired, of the number of blank votes or votes against the proposal.

Article 53

53.1	The annual General Meeting of Shareholders shall be held each year not later than June thirtieth.
53.2	The agenda for this meeting shall at least comprise the following items:
	(a)	consideration of the written annual report of the Board of Management on the Company's business and the Board’s conduct thereof;
	(b)	adoption of the annual financial statements;
	(c)	- for discussion purposes - any changes to the policy of the Company on additions to reserves and on dividends;
	(d)	- with due observance of article 43 - the allocation of profits;
	(e)	if applicable, the proposal to pay a dividend.
These items need not be included in the agenda if an extension has been granted of the term for the preparation of the annual financial statements and the submission of the annual report, or if a proposal for such an extension is part of the agenda.
53.3	If the agenda of a General Meeting of Shareholders includes the granting of discharge to the members of the Board of Management and the Supervisory Board with respect to the performance of their duties in the respective financial year, the item of discharge shall be put on the agenda as a separate item for the Board of Management and the Supervisory Board, respectively.

MEETINGS OF HOLDERS OF A PARTICULAR CLASS OF SHARES

Article 54

54.1	Meetings of holders of a particular class of shares shall be held whenever the Board of Management and the Supervisory Board or either of them decide and whenever a resolution of such a meeting is required by these Articles.
54.2	Paragraph 3 of article 6 and articles 45 through 52 shall apply mutatis mutandis to the extent that the following articles do not deviate therefrom.

MEETINGS OF HOLDERS OF PRIORITY SHARES, PREFERRED SHARES GENERALLY, OR PREFERRED SHARES OF A PARTICULAR SERIES

Article 55

55.1	Notice of meetings of holders of priority shares, holders of preferred shares generally, or holders of preferred shares of a particular series shall be sent in writing to the shareholders' addresses, as recorded in the share register, eight days in advance, not counting the day on which such notice is mailed or the day of the meeting.
55.2	Holders of priority shares, preferred shares generally, or preferred shares of a particular series may equally adopt all resolutions that they are competent to adopt in a meeting without holding a meeting. Without a meeting being held, a resolution can only be adopted on the proposal of a member of the Board of Management or a member of the Supervisory Board and on condition that all holders of priority shares, preferred shares generally, or preferred shares of a particular series have declared themselves in favor of the proposal in writing. The resolution shall be entered by the Chairman of the Supervisory Board in the minute book of the meeting of holders of priority shares, preferred shares generally, or preferred shares of a particular series, which entry shall be signed by him and read in the next meeting of holders of priority shares, preferred shares generally, or preferred shares of a particular series; in addition the documents evidencing the resolution shall be kept in the minute book.

Article 56

56.1	Holders of priority shares may cause themselves to be represented at meetings of priority shareholders by a proxy duly authorized in writing who is himself a holder of priority shares, or by a member of the Company's Board of Management, a member of the Supervisory Board, a notary, an attorney at law, or a certified accountant.
56.2	A holder of priority shares who shall be required pursuant to paragraph 4 of article 13 to offer these shares for transfer shall not derive from them any right to attend a meeting of holders of priority shares, even if such shares have been offered for transfer but have not yet been transferred. No voting rights may be exercised at a meeting of holders of priority shares in respect of shares of which the holders are not entitled to attend such meeting.
56.3	At a meeting at which all of the capital issued in the form of priority shares is represented, valid resolutions may be adopted, provided that adoption is unanimous, even if the rules regarding the venue of the meeting, the manner of giving notice, the term of notice, and statement of the business to be transacted were not observed.

AMENDMENT OF ARTICLES OF ASSOCIATION; DISSOLUTION

Article 57

57.1	The General Meeting of Shareholders can only decide to amend the Articles of Association if the provisions of the paragraphs 2, 4, 5 and 6 of this article have been met.
57.2	If a proposal to amend these Articles is to be submitted to a General Meeting of Shareholders, it shall be so stated in the notice convening the meeting, and a copy of the resolution containing the text of the proposed amendment shall be held available at the Company's office for inspection by every shareholder and other person entitled to attend meetings, as specified in paragraph 1 of article 45, from the date of the notice convening the meeting until the conclusion of such meeting.

57.3	A resolution to dissolve the Company may be adopted only with due observance of the provisions of this article and by a majority of at least two-thirds of the votes cast in a General Meeting of Shareholders at which at least two-thirds of the outstanding capital is represented. If the required proportion of outstanding capital is not represented at such a meeting, a second meeting may be convened for a date within four weeks of the date of the first meeting. At such second meeting a resolution to dissolve the Company may be adopted by a majority of at least two-thirds of the votes cast, regardless of the capital represented. In the notice convening such a meeting it shall be stated that and why a resolution may be adopted regardless of the part of the capital represented at such meeting.
57.4	A proposal to amend these Articles shall require the prior approval of the meeting of holders of priority shares. A proposal to dissolve the Company shall require the prior approval of the Supervisory Board.
57.5	Amendment of these Articles to the effect that the special rights accorded holders of any series of preferred shares are changed, shall require the prior approval of the meeting of holders of that series of preferred shares.
57.6	The General Meeting of Shareholders may only resolve upon an amendment of these Articles which changes the special rights enjoyed by holders of priority shares if such change has been approved by a meeting of holders of priority shares. A resolution to give such approval must be adopted by a majority of at least three-fourths of the outstanding priority shares.

LIQUIDATION

Article 58

58.1	Liquidation of the business of the Company shall be effected by the Board of Management, under the supervision of the Supervisory Board.
58.2	During liquidation, the provisions of these Articles shall as far as possible continue to be in force.
58.3	The assets remaining after payment of all debts and of the liquidation costs shall be distributed as follows:
	(a)	first of all, every holder of preferred shares shall, as much as possible, receive:
		(i)	the par value of his shares plus the excess over par value paid at the time of issue;
		(ii)	an amount equaling any shortfall in the distribution on preferred shares as referred to in article 43;
		(iii)	an amount equaling the percentage referred to in paragraph 1 of article 43 (as adjusted, if necessary, by virtue of the pertinent provision of paragraph 3 of that article) of the aggregate par value after addition of the excess paid on the shares at the time of issue, calculated over the period beginning on the first day of the last full fiscal year preceding dissolution, and ending on the day of payment of the distribution on preferred shares referred to in this article, it being understood that all dividends paid on preferred shares in that period shall be deducted from the distribution by virtue of this clause (beginning at iii). If said assets should be insufficient to make the above mentioned distributions, the shortfall in funds shall be deducted from the amounts payable to the holders of preferred shares in proportion to the amounts to which they are entitled;

(b)	next, the holders of priority shares shall as much as possible receive the aggregate par value of their shares;
(c)	next, the holders of common shares shall as much as possible receive the aggregate par value of their shares;
(d)	the balance then remaining shall be used to pay any arrears in dividends on the priority shares;
(e)	any residue left after this payment shall be distributed among the holders of common shares, in proportion to their individual holdings.

TRANSITIONAL PROVISIONS

Article 59

59.1	The holder of a Company-issued bearer share certificate having the form of the ownership certificate proper and a dividend sheet consisting of a number of dividend coupons, possibly including a talon (together known as a “K” certificate) shall, in order to secure payment by the Company of the first dividend declared by the Company after the amendment of these Articles, present dividend coupon numbers 51 through 79 to a paying agency appointed by the Company.
59.2	Subject to the provisions of paragraph 6 of this article, holders of shares for which certificates as referred to in paragraph 1 of this article have been issued shall in good time deposit their share certificates, with at least five clear days separating the day of deposit and the day of the meeting, as a condition for being allowed to attend the meeting and take part in the deliberations and voting.
59.3	The shares referred to in paragraph 2 of this article shall be deposited at the venue named in the notice convening the meeting against a receipt which shall also serve as a ticket of admission to the meeting.
59.4	From July one, nineteen hundred and ninety-eight until January one, nineteen hundred and ninety-nine a holder of one or more share certificates as referred to in paragraph 1 of this article (“K” certificates) may elect to receive, upon surrender to the Company of these certificates each consisting of the certificate proper and the dividend sheet with coupons (possibly including a talon), at no charge and at his option one or more bearer share certificates as referred to in paragraph 1 of article 8 (“K”-type certificates), without prejudice to the provisions of paragraph 8 of article 8 and paragraph 1 of article 10. Paragraph 1 of article 18 shall apply mutatis mutandis.
59.5	From January one, nineteen hundred and ninety-nine, the Company shall impose charges to be fixed by the Board of Management for the exchange envisaged in paragraph 4 of this article.
59.6	Subject to the provisions of the paragraphs 1, 4, and 5 of this article, the rights related to a share as referred to in paragraph 1 of this article cannot be exercised after December thirty-one, nineteen hundred and ninety-eight, so long as such share has not been exchanged pursuant to paragraph 4 of this article.